[***]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED WITH BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                                                    EXHIBIT 10.7

                       DEVELOPMENT COLLABORATION AGREEMENT

         This Development Collaboration Agreement ("AGREEMENT") is made and effective as of June 10, 2003 (the "EFFECTIVE DATE"), by and between BioSeek, Inc., a California corporation, having a place of business at 863-C Mitten Road, Burlingame, California 94010 ("BIOSEEK") and Dynavax Technologies Corporation, a Delaware corporation, having a place of business at 717 Potter Street, Suite 100, Berkeley, California 94710 ("DYNAVAX").

                                   BACKGROUND

         A. BioSeek has developed certain technology known as BioMAP Technology (as defined below) that is used to perform, among other things, biofunctional characterization of genes and potential therapeutic compounds, as further described in this Agreement;

         B. Dynavax is engaged in research and development of certain proprietary compounds for potential human therapeutic use, as further described in this Agreement;

         C. Dynavax and BioSeek desire that BioSeek apply the BioMAP Technology to analyze and characterize the activity of certain compounds with the objective of advancing the development of such compounds, and the parties desire to enter into this Agreement to enable them to engage in such activities.

         Now, therefore, in consideration of the mutual covenants and conditions contained herein, and intending to be legally bound, the parties agree as follows:

         1. DEFINITIONS.

                  (a) "AFFILIATE" means, with respect to a particular party, another person that controls, is controlled by or is under common control with such party. For the purposes of the definition in this Section 1(a), the word "control" (including, with correlative meaning, the terms "controlled by" or "under the common control with") means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

                  (b) "BioMAP TECHNOLOGY" means BioSeek's proprietary human cell-based model systems technology as more fully described in Exhibit 1(b).

                  (c) "CONFIDENTIAL INFORMATION" means, in the case of Dynavax, information disclosed by Dynavax to BioSeek concerning the identity of the Provided TZP Compounds, their development status, results of preclinical assays and requirements for their handling and safety ("DYNAVAX CONFIDENTIAL INFORMATION"), and in the case of BioSeek, information disclosed to Dynavax concerning the BioMAP Technology or otherwise related to BioSeek's performance of the Program ("BioSEEK CONFIDENTIAL INFORMATION"), that, in either case, if disclosed in tangible form is marked "Confidential" or with other similar designation to indicate its confidential or proprietary nature, or if disclosed orally is indicated orally to be confidential or proprietary by the disclosing party at the time of disclosure and is confirmed in writing as confidential or proprietary by the disclosing party within a reasonable time after such disclosure.

                  (d) "DERIVATIVE" means any compound that is derived from another compound. As used in this Section 1(d), a compound shall be considered a "Derivative" of a precursor compound if it either:

                           (1) is actually synthesized in a chemical synthesis
                               program based on the precursor compound; or

                           (2) is actually synthesized based on
                               structure-activity data relating to the precursor compound; or

                           (3) was made in the course of further advancing one
                               or more precursor compounds toward
                               commercialization; or

                           (4) is included within the scope of any claim of a
                               patent application or patent which also claims one or more precursor compounds and/or compounds described in (1) through (3) above.

                  (e) "DYNAVAX PARTNER" means a third party with whom Dynavax has entered into a Partnering Agreement.

                  (f) "FDA" means the United States Food and Drug
Administration.

                  (g) "IND" means an Investigational New Drug application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, for initiating clinical trials in the United States.

                  (h) "NET SALES" means the total amount invoiced to non-Affiliate third parties on sales of TZP Products by Dynavax, Dynavax's Partners, and the Affiliates and sublicensees of each, less the following reasonable and customary deductions allowed to the buyer against the invoiced amount: (i) trade, cash and quantity discounts; (ii) amounts for claims, allowances or credits for returns; and (iii) prepaid freight, sales taxes, duties and other governmental charges (including value added tax) on particular sales, but excluding what is commonly known as income taxes, in each case if charged separately on the invoice and paid by the customer. For the removal of doubt, Net Sales shall not include sales to Dynavax, Dynavax's Partners, and the Affiliates and sublicensees of each for resale; however, sales to such entities shall be treated as Net Sales at list price. A "sale" shall also include a transfer or other disposition for consideration other than cash, in which case such consideration shall be valued at the fair market value thereof.

                  (i) "NOVEL MARKER" means a measurement or profile of a biological or biochemical analyte that indicates the activity of one or more of the TZP Compounds in a manner that is relevant to a mechanism of action of such TZP Compound in a particular disease state, which measurement or profile has not been, as of the date it is identified by BioSeek, or by Dynavax based on the Profiling Results, (i) disclosed as a marker for such purpose in the public domain as a result of prior publication or use, or (ii) identified as a marker for such purpose by Dynavax without use of any Profiling Results, which Dynavax shall have the burden of demonstrating with competent evidence.

                  (j) "PARTNERING AGREEMENT" means any agreement, arrangement or understanding between Dynavax and a third party under which Dynavax grants to the third party, directly or indirectly, any right or option to market, sell, distribute or otherwise commercialize a TZP Product in any geographic territory.

                  (k) "PHASE III TRIAL" means that portion of the clinical studies for the FDA submission and approval process which provides for trials of a product on sufficient numbers of patients to establish the safety and efficacy of such product to support regulatory approval in the proposed therapeutic indication as more fully defined in 21 C.F.R. Section 312.21(c).

                  (l) "PROFILING RESULTS" means the profiling information regarding the Provided TZP Compounds obtained as a result of BioSeek's performance of the Program.

                  (m) "PROGRAM" means the activities conducted or to be conducted by BioSeek under Section 2 of this Agreement in analyzing the Provided Compounds using the BioMAP Technology, with the objective of achieving the Target Milestone.

                  (n) "PROVIDED TZP COMPOUNDS" means those TZP Compounds specified in Exhibit 1(n) or otherwise provided by Dynavax to BioSeek in connection with the Program.

                  (o) "TARGET MILESTONE" means the accomplishment by BioSeek of [***].

                  (p) "THIRD-PARTY FINANCING" means Dynavax's closing of its first financing after the Effective Date in which Dynavax receives cash through the sale of its debt or equity securities, other than (i) the sale of its equity or debt securities to a corporate partner in connection with and as part of a product licensing transaction for other than a TZP Product, to the extent the amount invested is to be applied to support development of such product by Dynavax, or (ii) the sale of shares through exercise of options granted to employees or consultants under stock option plans or exercise of warrants outstanding on the Effective Date.

                  (q) "TZP COMPOUND" means any compound within the scope of one or more of the following clauses (i) or (ii): (i) any compound within the scope of any claim, as published 23 November 2000, of PCT publication No. WO 00/69861, and any Derivative thereof; or (ii) any compound provided by Dynavax pursuant to this Agreement, and any Derivative thereof.

                  (r) TZP PRODUCT" means a product that incorporates or utilizes one or more TZP Compounds.

                  (s) "UC AGREEMENT" means that certain Exclusive License Agreement between The Regents of the University of California and Dynavax, dated October 2, 1998, as amended September 22, 1999.

         2. THE PROGRAM.

                  (a) Within ten (10) days after the Effective Date, Dynavax will provide to BioSeek, at no charge to BioSeek, such reasonable quantities of the TZP Compounds specified in Exhibit 1(n) as BioSeek may require under this
Section 2. BioSeek shall in its discretion perform such research and development activities as it deems appropriate in its efforts to achieve the Target Milestone. Dynavax shall also provide BioSeek, within fifteen (15) days after the Effective Date, information specified in Exhibit 2(a), and Dynavax shall provide technical advice concerning the handling and preparation of the Provided Compounds. BioSeek and Dynavax shall each appoint a project leader to coordinate activities under this Agreement and to act as the primary contact and source of information on the Provided Compounds and the Program. Either party may change its designated project leader by written notice to the other party.

                  (b) Dynavax will provide BioSeek with a Material Safety Data Sheet for the Provided TZP Compounds and any additional available information concerning the safety, handling, use, disposal and environmental effects of the Provided TZP Compounds as may be necessary to conduct the Program. BioSeek shall use the Provided TZP Compounds solely for the limited and express purpose of conducting the Program. Without limiting the foregoing, the Provided TZP Compounds will not be used in humans. Upon


[***]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED WITH BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

completion or termination of the Program, at Dynavax's request, BioSeek shall return any unused portions of the Provided TZP Compound.

         3. MILESTONE PAYMENT.

            As compensation for performance of the Program, Dynavax shall [***] within 30 days after receiving notice from BioSeek of its achievement of the Target Milestone (the "MILESTONE PAYMENT"), subject to the following:

If the Target Milestone is first achieved at a time at which Dynavax has neither
(i) entered into a Partnering Agreement with a third party for a TZP Product, nor (ii) filed an IND for a TZP Product, nor (iii) closed a Third Party Financing, then Dynavax's obligation to pay the Milestone Payment shall be considered deferred until 30 days following the first to occur of (i), (ii) or
(iii).

         4. PARTNER INCOME AND OTHER PAYMENTS.

            If BioSeek achieves the Target Milestone, then as further compensation for the performance of the Program Dynavax shall pay to BioSeek the following:

                  (a) If the first Partnering Agreement is entered into before the filing of an IND(s) for a TZP Product, Dynavax shall pay BioSeek:

                           (i) [***], up to a maximum aggregate payment of [***]; and

                           (ii)     A royalty of [***].

                  (b) If the first Partnering Agreement is entered into after the filing of an IND(s) and before the initiation of Phase III Trial(s) for a TZP Product, Dynavax shall pay BioSeek:

                           (i) [***], up to a maximum aggregate payment of [***]; and

                           (ii)     A royalty of [***].

                  (c) If Dynavax does not enter into a Partnering Agreement prior to the initiation of Phase III clinical studies of a TZP Compound, then Dynavax shall pay BioSeek:

                           (i) [***] upon the initiation of a Phase III Trial for such TZP Product;


[***]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED WITH BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                           (ii) [***] upon the first commercial sale of such TZP Product; and

                           (iii)    A royalty of [***].

                  (d) For purposes of this Section 4, the "initiation of Phase III clinical studies" shall mean the enrollment of patients and commencement of treatment of patients in such studies. Notwithstanding the foregoing provisions of this Section 4, if Dynavax initially enters into a Partnering Agreement during the time period specified in Section 4(a) or 4(b), and such Partnering Agreement does not include the grant of rights in the United States, and Dynavax subsequently enters into a Partnering Agreement granting rights to the United States during the time specified in Section 4(b), or initiates Phase III clinical trials prior to entering into a Partnering Agreement granting rights to the United States, then at the time such subsequent Partnering Agreement is entered into, [***].

                  (e) If Dynavax enters into any Partnering Agreement that either party believes is not contemplated or reasonably addressed by the provisions of this Section 4, the parties shall confer in good faith to determine whether any adjustment to the provisions of this Agreement is appropriate to address such Partnering Agreement and achieve the intent of the parties. If after the date of this Agreement, Dynavax enters into a Partnering Agreement with a third party for a new research and development program, the objective of which is to develop products incorporating TZP Compounds for new therapeutic indications that function by different mechanisms of action than those identified by BioSeek in accomplishing the Target Milestone ("New Use Compounds"), Dynavax shall so notify BioSeek in writing. Any payments made to Dynavax under such a Partnering Agreement that are reasonably allocable to such new research and development or to commercialization rights to any resulting New Use Compounds [***].

         5. PAYMENTS AND REPORTS.

                  (a) NET PARTNERING INCOME AND NET REPORTS; PAYMENTS. Dynavax shall forward to BioSeek a copy of any and all Partnering Agreements within 15 days after execution by the parties. Until such time as the aggregate amounts specified in Sections 4(a) and 4(b), as applicable, have been paid to BioSeek, Dynavax shall make quarterly written reports to BioSeek within sixty (60) days after the end of each calendar quarter, stating in each such report the amounts of and basis for any payments or other consideration received under each Partnering Agreement, and including the number, description, and aggregate Net Sales of each TZP Product sold during the calendar quarter; provided however, that Dynavax's reporting of Net Sales during such quarter may be extended to coincide with any longer reporting period included in the terms of the relevant Partnering Agreement, and provided further that Dynavax shall use best efforts to obtain such reports during such 60-day period. Simultaneously with the delivery of each such report, Dynavax shall pay to BioSeek the total Net Partnering Income and share of Net Sales, if any, due to BioSeek for the period of such report.

                  (b) PAYMENT METHOD. All amounts payable under this Agreement shall be made by bank-wire transfer in immediately available funds to an account designated by BioSeek. All payments hereunder shall be made in U.S. dollars. Any payments or portions thereof due hereunder which are not paid by the date such payments are due under this Agreement shall bear interest equal to the lesser one and one half percent (1 1/2%) per month, or the maximum rate permitted by law, calculated on the number of days such payment is delinquent. This Section 5(b) shall in no way limit any other remedies available to BioSeek.


[***]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED WITH BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                  (c) CURRENCY CONVERSION. If any currency conversion is required in connection with the calculation of any amounts payable under this Agreement, such conversion shall be made using the standard procedure adopted and consistently applied by Dynavax in accordance with U.S. generally accepted accounting practices. In the absence of such a standard Dynavax procedure, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of the calendar quarter or calendar year, as the case may be, to which such payment pertains.

                  (d) RECORDS; INSPECTION. Dynavax, Dynavax's Partners, and the Affiliates and sublicensees of each shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement. Such books and records shall be kept reasonably accessible for five (5) years following the end of the calendar quarter to which they pertain. Dynavax shall make all such records available for inspection during such five
(5)-year period by a representative or agent of BioSeek for the purpose of verifying amounts payable hereunder (including royalty statements). To the extent that Dynavax does not have the right to grant BioSeek the right to audit the books and records of Dynavax's Partners, the Affiliates of Dynavax's Partners, or the sublicensees of Dynavax or Dynavax's Partners, hereunder, Dynavax shall use best efforts to obtain for itself such rights and, at the request of BioSeek, shall exercise such audit rights and provide the results of such audit for inspection by BioSeek pursuant to this Section 5(d). BioSeek shall bear the costs and expenses of inspections conducted under this Section 5(d), unless a variation or error producing an underpayment in royalties payable exceeding five percent (5%) of the amount paid for any period covered by the inspection is established in the course of any such inspection, whereupon all reasonable out-of-pocket costs paid to third parties relating to the inspection and any unpaid amounts that are discovered will be paid by BioSeek, together with interest on such unpaid amounts at the rate specified in Section 5(b) above.

         6. CONFIDENTIALITY.

                  (a) CONFIDENTIALITY. BioSeek agrees that it shall maintain in strict confidence all Dynavax Confidential Information, and Dynavax agrees that it shall maintain in strict confidence all BioSeek Confidential Information, using efforts no less diligent than such party uses to maintain the confidentiality of its own proprietary or confidential information. In addition to the foregoing, except to the extent expressly permitted by this Agreement, each party (i) agrees not to disclose, use, or grant the right to use Confidential Information of the other party to any third party without the prior written consent of such other party, and (ii) will only disclose, use or grant the use of such Confidential Information of the other party to those personnel, collaborators, consultants, or Affiliates of such party who are bound by similar obligations of confidentiality as those set forth herein and only to the extent they require access thereto to perform the activities contemplated herein. In addition to the foregoing, provided Dynavax gives BioSeek reasonable advance written notice and BioSeek provides its written consent, which shall not be unreasonably withheld, Dynavax may disclose to parties with whom Dynavax is considering granting commercial rights to TZP Compounds, the following BioSeek Confidential Information: cell types and disease-related pathways activated in the BioMAP Technology to produce Profiling Results, mechanisms of action disclosed within the Profiling Results (but not the methodology of how the experiments were run using such experimental conditions, the informatics and analytical tools used to generate results, and the generation of resulting data); provided that such collaborators or potential Partners are under similar obligations of confidentiality as those set forth herein for such Confidential Information.

                  (b) Notwithstanding anything to the contrary in this Agreement, Confidential Information shall not include information which the receiving party can demonstrate by competent written proof: (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available in the public domain; (ii) is known by the receiving party at the time of receiving such information, or is hereafter furnished to the receiving party by a third party, in each case, as a matter of right and without restriction on disclosure, as evidenced by its records; (iii) is generated by the receiving party independent of any information disclosed by the disclosing party by persons who have not had access to or knowledge of the Confidential Information of the disclosing party; or (iv) is the subject of a written permission to disclose provided by the disclosing party.

                  (c) Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded to the extent such disclosure:

                           (i)      is in response to a valid order of a court
or other governmental body of a country or any political subdivision thereof; provided however, that the receiving party shall give reasonable advance notice to the disclosing party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued; or

                           (ii)     is otherwise required by law or regulation;
provided that receiving party shall give reasonable advance notice to the other party so that reasonable efforts can be made to obtain a protective order requiring that the Confidential Information so disclosed be used only for purposes required under the law or regulation.

                  (d) Except to the extent otherwise contemplated by this Agreement, within thirty (30) days after the expiration or termination of this Agreement for any reason, and in the absence of a further written agreement of the parties, each party shall destroy or return to the other party, as directed by such party, any and all materials containing Confidential Information received from such other party.

         7. OWNERSHIP AND RIGHTS.

                  (a) TZP COMPOUNDS. As between the parties, all right, title and interest in and to the Provided TZP Compounds and other TZP Compounds within the scope of patent rights owned or exclusively licensed to Dynavax is, and will at all times, remain the sole and exclusive property of Dynavax.

                  (b) BIOMAP TECHNOLOGY AND DATA. As between the parties, all right, title, and interest in and to the BioMAP Technology and the results of the Program is, and will at all times remain, the sole and exclusive property of BioSeek, subject to the rights granted under Section 7(c) respecting the Profiling Results. The parties acknowledge and agree that data included in the Profiling Results will maintain and reside in BioSeek's database and that BioSeek may maintain and utilize such data as part of its database provided that
(i) such data are coded in the database so that the identity of the Provided TZP Compounds and Dynavax are not disclosed, and (ii) BioSeek will not provide such data to other collaboration partners.

                  (c) PROFILING RESULTS. Upon completion of the Target Milestone, and subject to the terms and conditions of this Agreement (including the payment of all amounts due under this Agreement), BioSeek will grant to Dynavax the right and license to use the Profiling Results solely for the further research, development and commercialization of TZP Compounds and TZP Products.

                  (d) NOVEL MARKERS. Notwithstanding anything to the contrary herein, if Dynavax or a Dynavax Partner desires to use or commercialize a Novel Marker identified by BioSeek in clinical trials for TZP Compounds or as a diagnostic test, the right to use such Novel Marker shall not be considered granted under Section 7(c), but Dynavax and BioSeek shall negotiate in good faith an agreement providing for the use of such Novel Marker and providing for additional consideration to BioSeek for the use of such Novel Marker.

                  (e) COOPERATION; RESTRICTION OF RIGHTS. Each party shall cooperate with the other party, and shall obtain the cooperation of its employees and agents, to provide, as necessary, rights set forth in this

Section 7. Nothing in this Agreement is to be construed as granting a right or license to either party to use Confidential Information of the other party, except as expressly provided herein.

         8. INDEPENDENT CONTRACTOR. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the parties. Each party is an independent contractor. Neither party shall assume, either directly or indirectly, any liability of or for the other party. Neither party shall have the authority to bind or obligate the other party and neither party shall represent that it has such authority.

         9. USE OF TZP COMPOUNDS AND TECHNOLOGIES.

                  (a) Each party agrees to comply with all federal and state government regulations, guidelines, laws, policies, and internal policies that are applicable to such party's use of the TZP Compounds that are the subject of this Agreement or the other party's Confidential Information.

                  (b) Each party reserves the right to distribute or disclose compounds and Confidential Information owned by such party to others and to use such compounds and Confidential Information owned by such party for its own purposes.

         10. DILIGENCE.

                  (a) Subject to continued technical feasibility and availability of internal resources, Dynavax shall diligently endeavor, either on its own or with a Dynavax Partner, to develop, manufacture, market, sell and meet commercial demand for TZP Products within a commercially reasonable time after the achievement of the Target Milestone, and to otherwise perform as required under Section 8 of the UC Agreement. As BioSeek may request from time to time after the achievement of the Target Milestone, Dynavax shall keep BioSeek informed as to Dynavax's progress in meeting its obligations under this
Section 10(a). Without limiting the foregoing, Dynavax shall use commercially reasonable efforts to perform its obligations under the UC Agreement and to maintain the UC Agreement in full force and effect.

                  (b) If Dynavax determines for any reason that it will not or cannot pursue development of TZP Products, Dynavax shall promptly notify BioSeek of such intention in writing, and in such event, or in the event this Agreement is terminated pursuant to Section 14(c), without limiting any rights or remedies otherwise available to BioSeek, the parties shall, at BioSeek's request and at its option, negotiate in good faith on a non-exclusive basis for the grant to BioSeek of the right to develop, manufacture, market, sell, distribute and otherwise commercialize TZP Compounds, on reasonable terms and conditions which shall take into account the value to TZP Compound development contributed by both Dynavax and BioSeek.

                  (c) Subject to continued technical feasibility and availability of internal resources and without limiting any other provisions of this Agreement, BioSeek shall use commercially reasonable efforts to conduct the Program in a manner that is consistent with its goals and objectives. As Dynavax may request from time to time, BioSeek shall keep Dynavax informed as to Dynavax's progress in performing the work in the Program.

         11. REPRESENTATION AND WARRANTY; DISCLAIMERS.

                  (a) REPRESENTATIONS AND WARRANTIES. Each party represents and warrants that it has the power to enter into this Agreement and to the best of its knowledge has the right to grant the rights granted herein to the other party. In addition, Dynavax represents and warrants that (i) Dynavax has not previously granted and will not grant any rights in any TZP Compounds (including, without limitation, any intellectual property rights) that are inconsistent with the rights and licenses granted to BioSeek herein; (ii) subject to the UC Agreement, Dynavax is the exclusive owner of the entire right, title, and interest in and to all TZP

Compounds (including, without limitation, all intellectual property rights therein); (iii) Dynavax has the right to provide the Provided TZP Compounds to BioSeek as set forth in this Agreement; (iv) Dynavax has performed as required under the UC Agreement; and (v) the UC Agreement has not terminated, expired, or in any way been limited, in any manner that would affect Dynavax's ability to diligently develop, obtain market approvals for, and market any TZP Products. BioSeek represents and warrants that it has the right to apply its BioMAP Technology for the purposes contemplated under this Agreement.

                  (b) DISCLAIMERS.

         DYNAVAX AND BIOSEEK MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Dynavax acknowledges and agrees that (i) BioSeek shall not be responsible for any claims arising from use of the Provided TZP Compounds by Dynavax or third parties in human clinical trials, for commercial sale, or otherwise, (ii) Dynavax assumes sole responsibility for such use, and (iii) Dynavax indemnifies and holds harmless BioSeek for any claims or liabilities, including but not limited to attorneys' fees, arising from such use.

         12. PUBLICATION.

                  (a) Each party acknowledges the other party's interest in publishing the results of the Program to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secrets. Consequently, if (i) BioSeek, its employees, agents or consultants wish to make a publication regarding the use of the Profiling Results (it is understood that BioSeek will not disclose Dynavax Confidential Information or the identity of the Provided TZP Compounds or of Dynavax without Dynavax's prior written consent), or (ii) Dynavax, its employees, agents or consultants wish to make a publication regarding the use of the BioMAP Technology in connection with the TZP Compounds (it is understood that Dynavax will not disclose any BioSeek Confidential Information without BioSeek's prior written consent), in each case, such party shall deliver to the other party a copy of the proposed written publication or an outline of an oral disclosure at least thirty (30) days prior to submission for publication or presentation. The reviewing party shall have the right (a) to propose in good faith modifications to the publication for patent reasons, trade secret reasons, or business reasons or (b) to request a reasonable delay in publication or presentation to protect know-how and patentable subject matter.

                  (b) If the reviewing party requests a delay, the publishing party shall delay submission or presentation for up to ninety (90) days to enable patent applications to be filed. Upon expiration of such time period, the publishing party shall be free to proceed with the publication or presentation. If the reviewing party requests modifications to the publication, the publishing party shall edit such publication to prevent disclosure of trade secrets or proprietary business information (including Confidential Information) prior to submission of the publication or presentation.

                  (c) Once a particular disclosure has been approved, either party may disclose the information contained therein in subsequent disclosures, including without limitation, promotions, press releases, public relations, advertisements, or sales and marketing materials, without the need for further approval by the other party, but may not use the other party's name or logo in connection with such information except as expressly provided in Section 13.

         13. PRESS RELEASES; PUBLICITY.

                  (a) The parties agree that BioSeek and/or Dynavax may issue a press release announcing the collaboration under this Agreement, which release shall be subject to the reasonable approval of both parties. Dynavax also acknowledges BioSeek's interest in disclosing certain limited information concerning its research collaborations in order to promote and develop the BioMAP Technology. Accordingly, Dynavax agrees that BioSeek may reference Dynavax's name in conjunction with the promotion of its technologies, and refer to Dynavax as a research collaboration partner in BioSeek's promotions and other communications with prospective customers or investors, solely where such reference to Dynavax's name would not associate Dynavax with any particular compound or product.

                  (b) BioSeek may disclose in summary form data from the Program in a manner that does not reveal directly or indirectly the specific identity of any Provided TZP Compound or the identity of Dynavax. In addition to the foregoing, within thirty (30) days after disclosure of the Profiling Results to Dynavax, the parties shall in good faith discuss and mutually agree upon the particular data and information within such Profiling Results that BioSeek shall have the right to directly reference in conjunction with Dynavax's name or logo; it being understood that objections by a party shall be based upon their reasonable concerns regarding disclosure of (a) information that would provide a competitive advantage to any third party's competitors, (b) information that would adversely reflect on the goodwill of a party and or its business, (c) information that constitutes a trade secret or a patentable invention, (d) information that would constitute a violation of an agreement with a third party in existence as of the Effective Date, or (e) Confidential Information owned by the objecting party, and not otherwise permitted to be disclosed under this Agreement.

         14. TERM; TERMINATION.

                  (a) The term of this Agreement begins on the Effective Date and will continue in effect until this Agreement is terminated as provided in this Section 14.

                  (b) BioSeek may terminate this Agreement, in its entirety or solely with respect to the Program or particular portions of the Program, at any time before BioSeek achieves the Target Milestone, upon not less than thirty
(30) days' written notice to Dynavax, due solely to BioSeek's determination, which shall be made in good faith, that it is not technically feasible to complete the Program (or such portion of the Program) on a commercially reasonable basis. Dynavax may terminate this Agreement upon ninety (90) days' written notice to BioSeek if BioSeek has not achieved the Target Milestone within nine (9) months after the Effective Date, provided that such termination shall not be effective if BioSeek achieves the Target Milestone during such 90-day notice period. Except as provided in this Section 14(b) or Section 14(c), neither party shall have the right to terminate the Agreement unless the parties mutually agree to do so in writing.

                  (c) Without limiting any other rights or remedies under this Agreement, if within four years after the Effective Date, Dynavax has not (i) entered into a Partnering Agreement respecting any TZP Compound or (ii) initiated any clinical studies of any TZP Compound, then either BioSeek or Dynavax may terminate this Agreement upon written notice to the other party. Upon such termination, any rights of Dynavax to use any information or results provided hereunder shall terminate, and BioSeek's right of negotiation under
Section 10(b) shall be triggered and shall continue in effect after such termination.

                  (d) Termination of this Agreement for any reason shall not release either party to this Agreement from any liability that, at the time of the termination, has already accrued to the other party. In addition, the provisions of Sections 1, 3, 4, 5, 6, 7(a), 7(b), 7(e), 10(b), 11(b), 12, 13, 14
and 15 shall survive any termination of this Agreement. Any rights and licenses granted under Section 7(c) shall terminate upon any termination of this Agreement.

         15. MISCELLANEOUS.

                  (a) GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the law of the State of California without regard to principles of conflicts of law.

                  (b) GENERAL. This Agreement constitutes the entire understanding and agreement of the parties respecting the subject matter hereof and supersedes any and all prior agreements or arrangements, written or oral, between the parties relating thereto. This Agreement may not be amended or supplemented in any way except by a written document signed by the party against whom such amendment or supplement is sought to be enforced. The failure on the part of either party to enforce, or any delay in enforcing, any right, power or remedy that such party may have under this Agreement shall not constitute a waiver of any such right, power or remedy, or release the other party from any obligations under this Agreement, except by a written document signed by the party against whom such waiver or release is sought to be enforced.

                  (c) ASSIGNMENT. Neither party shall assign its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with (i) the transfer or sale of all or substantially all of its business to which this Agreement pertains, or (ii) a merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 15(c) shall be void.

                  (d) NOTICES. All notices required or permitted to be given under this Agreement will be in writing, and may be given by (i) personal delivery, (ii) registered first-class United States mail, postage prepaid by the sender, return receipt requested, (iii) overnight delivery service, charges prepaid by the sender, or (iv) via facsimile, and, in each case, addressed to the other party at the address for such party as set forth below, and will be effective upon receipt in the case of (i), (iii) or (iv) above, and five days after mailing in the case of (ii) above.

         If to BioSeek:             BioSeek, Inc.
                                    863-C Mitten Rd.
                                    Burlingame, CA 94010
                                    Fax #: 650.552.0725
                                    Attention: Chief Executive Officer

         If to Dynavax:             Dynavax Technologies Corporation
                                    717 Potter Street
                                    Suite 100
                                    Berkeley, CA 94710-2722
                                    Fax #510.450.7740
                                    Attention: Chief Executive Officer

                  (e) SEVERABILITY. In the event that any term of this Agreement is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other portion of this Agreement, and there shall be deemed substituted for such invalid, illegal or unenforceable term an alternative term as will most fully realize the intent of the parties as expressed in this Agreement to the fullest extent permitted by applicable law. The parties hereby declare their intent that this Agreement is to be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible.

                  (f) INJUNCTIVE RELIEF. Each of BioSeek and Dynavax acknowledges that the limitations and restrictions on its possession and use of the Confidential Information of the other party are necessary and reasonable to protect the other party, and each party acknowledges that monetary damages could be inadequate to compensate the other party for any violation by such party of any such limitations or restrictions, and that any such violation could cause irreparable injury to the other party. BioSeek and Dynavax agree that, in addition to any other remedies that may be available in law, in equity or otherwise, each party shall be entitled to seek temporary and permanent injunctive relief against any threatened violation of such limitations or restrictions or the continuation of any such violation in any court of competent jurisdiction, without the necessity of proving actual damages.

         In witness whereof, the parties have by duly authorized persons, executed this Agreement, as of the date first above written.

         BIOSEEK                                    DYNAVAX

         By:      /s/ Peter D. Staple               By:      /s/ Dino Dina
            --------------------------------           -------------------------

         Title: Chief Executive Officer             Title:______________________

                                  EXHIBIT 1(b)

                          BioMAP TECHNOLOGY DESCRIPTION

         BioMAP Technology includes; (i) the compositions (cell types, gene products, proteins, carbohydrates, lipids, compounds) of assays for the testing and analysis of compounds, genes, or biological samples ("BioMAP(TM) ASSAYS");
(ii) methods of measurement, instrumentation, techniques, materials, and concepts related to the above; (iii) drug/compound effects related to the above;
(iv) drug/compound development to specific targets; (v) SDI(TM) animal model design, testing and compound efficacy in such models; (vi) composition, architecture and development of data, software and informatics tools regarding the analysis of BioMap(TM) and SDI(TM) data; (vii) methods and uses of combinatorial biology/BioMAP(TM) systems; and (viii) any improvements made of any of the foregoing.

                                  EXHIBIT 1(n)

             TZP COMPOUNDS TO BE PROVIDED TO BIOSEEK FOR THE PROGRAM

As of the Effective Date, Dynavax shall provide the following TZP Compounds to BioSeek for use in the Program:


[***]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED WITH BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                  EXHIBIT 2(a)

                INFORMATION TO BE PROVIDED BY DYNAVAX TO BIOSEEK

1.  Structures of the Provided TZP Compounds

2. Data corresponding to metabolism and stability tests performed on the Provided TZP Compounds

3.  Data on biochemical assays performed on the Provided TZP Compounds

4. Summary of data corresponding to previous tests on candidate targets of the Provided TZP Compounds including:

        a.  RNA

        b.  Cytokines

        c.  In vitro cellular assays

        d.  Responses in animal models